Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of the Effective Date by and among Red Cat Holdings, Inc., a Nevada corporation (“Parent”), Red Cat Skypersonic, Inc., a Nevada corporation (“Buyer”), Skypersonic, Inc., a Michigan corporation (“Company” or “Skypersonic”), Giuseppe Santangelo (“Santangelo”), Anna Piccione (“Piccione”), and Michele De Gregorio (“Gregorio”) (Santangelo, Piccione and De Gregorio are individually referred to herein as a “Seller” and collectively as the “Sellers”, and Sellers, the Company, Parent and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

Preliminary Statements

A.	Skypersonic designs and develops remote piloting software and drone hardware.
A.	Sellers collectively own 99,750 of the 102,350 shares of the issued and outstanding shares of capital stock of Skypersonic. Wayne State University on behalf of its Anderson Engineering Ventures Institute (“WSU”) owns the remaining 2,600 shares of the issued and outstanding shares of capital stock of Skypersonic.

Agreement

NOW, THEREFORE, in consideration of the preliminary statements and the respective mutual covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.

ARTICLE 1

Definitions

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” of a specified Person means a Person who (at the time when the determination is to be made) directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationships as, in fact, constitutes actual control.

“Agreed Aggregate Working Capital” means Working Capital of the Company of negative Three Hundred Thousand and 00/100 Dollars (-$300,000.00) (such that the aggregate of the current liabilities of the Company exceeds the assets of the Company (including without limitation, cash, cash equivalents, accounts receivable, inventory and prepaid expense) by Three Hundred Thousand and 00/100 Dollars ($300,000.00)), determined in accordance with GAAP.

“Agreed Parent Share Price” is defined in Section 2.2(b).

“Agreement” is defined in the Preamble and includes all exhibits and schedules referred to herein.

“Applicable Laws” means, in relation to any Person or Persons, applicable Securities Laws and all other statutes, regulations, statutory rules, orders, by-laws, codes, ordinances, decrees, the terms and conditions of any grant of approval, permission, authority or license, or any judgment, order, decision, ruling, award, policy or guideline, of any Governmental Entity that are applicable to such person or persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity, having jurisdiction over such person or persons or its or their business, undertaking, property or securities;

“Approved Exchange” means, with respect to the Stock Consideration, any major securities exchange, the NASDAQ or any other exchange or quotation system maintained by OTC Markets or if not available, any quotation system or service providing regularly published securities prices designated by Parent.

“Basket Amount” is defined in Section 7.5(b).

“Parent” is defined in the Preamble.

“Claim” is defined in Section 7.4(d)(i).

“Closing” is defined in Section 2.1(b).

“Closing Date” means March 1, 2021 or such other closing date as may be mutually agreed to among the parties in writing.

“Closing Shares” is defined in Section 2.2(b)(ii).

“Closing Trial Balance” is defined in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Contracts” is defined in Section 5.19(a).

“Corporate Minute Books” is defined in Section 5.6.

“Costs” is defined in Section 10.7.

“Disclosure Schedules” is defined in the Article 5.

“Disposition” is defined in Section 6.4(b).

“Effective Date” means the date on which this Agreement is fully executed by all Parties, as reflected by the date specified on the signature page hereof beneath their respective signatures.

“Environmental Laws” means any applicable statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Escrow” means all the Escrow Shares deposited with the Escrow Agent under the Escrow Agreement.

“Escrow Agent” means Equity Stock Transfer, LLC, the Parent’s SEC registered transfer agent, identified as the escrow agent specified in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date among the Sellers, the SAFE Holders, Parent, Buyer, and the escrow agent, in substantially the form attached as Exhibit A.

“Escrow Shares” is defined in Section 2.2(b)(ii).

“Estimated Working Capital” is defined in Section 2.3(a).

“Estimated Working Capital Deficiency Amount” is defined in Section 2.3(a).

“Estimated Working Capital Excess Amount” is defined in Section 2.3(a).

“Estimated Working Capital Statement” is defined in Section 2.3(a).

“Financial Statements” is defined in Section 5.9.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Laws.

“Indemnified Losses” is defined in Section 7.4(a)(i)(A).

“Indemnified Party” is defined in Section 7.4(c).

“Indemnifying Party” is defined in Section 7.4(c).

“Independent Accounting Firm” is defined in Section 2.3(c).

“Intellectual Property” means any or all of the following owned, licensed, used, controlled by or residing in Company prior to the Closing Date: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights in both published and unpublished works, and all applications, registrations, and renewals in connection therewith; (d) all Know-How; (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights and all licenses and sublicenses granted by or to either Company that relate to any of the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Know-How” means all trade secrets and confidential business information (including, without limitation, databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, plans, drawings, specifications, blueprints, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Knowledge” means, with respect to any representation or warranty or other statement in this Agreement qualified by knowledge, the actual knowledge, information or belief of any party as to the matters that are the subject of such representation, warranty or other statement, or any knowledge, information, or belief that such party should have after a due and diligent investigation. Where reference is made to the knowledge of the a Party, such reference shall be deemed to include the directors, officers and managerial employees of such Party.

“Law” means any applicable law, statute, ordinance, rule, regulation, order, writ, judgment or decree.

“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

“Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever.

“Liquidity Event Agreement” is defined in Section 2.1(c),

“Material Adverse Effect” means any change in or effect on the business of either the Company or Parent (as the case may be) that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Company or Parent.

“Noncompete Period” is defined in Section 6.1(a).

“Parent Common Stock” means the common stock of Parent, par value US$0.001 per share.

“Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.

“Permits” is defined in Section 5.15.

“Person” means any natural person, corporation, company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Companies, as applicable, can be used to specifically identify a person’s name, street address, telephone number, e-mail address, photograph, social insurance number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as “Personally Identifiable Information” under any Applicable Laws.

“Plans” is defined in Section 5.17(c).

“Principal Sellers” means Santangelo only.

“Product Data” means all manufacturing information and data, and all submissions and correspondence with or to any governmental or regulatory authority regarding any Product, all as any of the above may be in the possession or control of either Company or Sellers.

“Product Inventory” all inventory owned as of the Closing Date by the Company or any Subsidiary (including sample inventory) thereof of finished Product or works in progress or materials used in the manufacture of finished Product, whether held at a location or facility of the Company (or of any other Person on behalf of the Company) or in transit to or from the Company.

“Products” is defined in Section 5.24(a).

“Purchase Price” is defined in Section 2.2(b).

“Purchased Assets” is defined in Section 2.5(a).

“Purchased Shares” is defined in Section 5.7.

“Qualified Offering” means a public offering by Parent of equity or convertible securities in one or more transactions whereby, on a cumulative basis on or prior to the one (1) year anniversary of the Closing Date, a minimum of $2.0 million in net proceeds is raised by Parent.

“Qualified Offering Price” means the price per share of Common Stock in a Qualified Offering.

“Real Property” is defined in Section 5.14(a).

“Regulatory Approvals” means the applications or approvals of the US Federal Aviation Administration (“FAA”) charged with regulating the manufacture, design or operation of unmanned aerial vehicles (“UAV”) without a human pilot, which utilize a ground based controller and a system of communications between the two, generally referred to as drones, and all other Permits required by the FAA to conduct the business as it is currently conducted.

“SAFE Agreements” means those SAFE (Simple Agreement for Future Equity) agreements between the Company and each of De Gregorio, the Anderson Institute of Wayne State University (“WSU”), Luigi Condorelli (“Condorelli”), Cosimo Urbano (“Urbano”), and Anthony Bosco (“Bosco”), pursuant to which each of them is entitled to a share of the proceeds of any sale of the outstanding capital stock of Skypersonic.

“SAFE Holders” means WSU, Condorelli, Urbano, Bosco and De Gregorio as holders of the SAFE Agreements.

“SEC” is defined in Section 3.9.

“SEC Documents” is defined in Section 3.9.

“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” is defined in the Preamble.

“Serious Adverse Event” means, with respect to any Product, any Adverse Experience that results in any of the following outcomes: death, a life-threatening Adverse Experience, hospitalization, a persistent or significant disability or incapacity, or any other effect that may otherwise jeopardize the business as it is currently conducted or may require intervention to prevent one of the aforementioned outcomes.

“Skypersonic” is defined in the Preamble.

“Stock Consideration” is defined in Section 2.2(b).

“Subsidiary” means any entity (whether or not capitalized) in which a Person (other than an individual) owns, directly or indirectly, an equity interest of 50% or more, or any entity which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Tax(es)” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs duties, fees, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, or credit or reimbursement in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included, or required to be included, in any Tax Return relating thereto).

“Tax Returns” means all material Federal, state, foreign and local tax reports, returns, information returns, declarations, statements, and other documents relating to Taxes.

“Transaction Documents” means this Agreement, the Escrow Agreement and all other documents to be executed and delivered by either party pursuant to or in connection with this Agreement and consummation of the transactions contemplated hereby.

“Transfer Taxes” is defined in Section 6.6(i).

“Trading” is defined in the Preamble.

“VWAP” means the average of the Daily VWAP for the twenty (20) trading days ending on and including the Closing Date (such period, the “20 Day VWAP Period”). “Daily VWAP” means, for any trading day, the per share volume-weighted average price of Parent’s common stock as displayed on Bloomberg, L.P. (or its equivalent successor if such service is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day on the Nasdaq Capital Market or, if unavailable, on the OTC Markets. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Working Capital” means current assets of the Company (including without limitation, cash, cash equivalents, accounts receivable, inventory and prepaid expense) less current liabilities of the Company, determined in accordance with GAAP.

ARTICLE 2

Purchase of Securities; Consideration

2.1 Securities to be Purchased; Closing.

(a) Subject to the terms and conditions set forth herein, on the Closing Date, Sellers shall sell and transfer to Parent, and Parent shall purchase from Sellers, all of their respective right, title and interest in and to the Purchased Shares, free and clear of all Liens, which Purchased Shares shall in the aggregate represent ninety-seven and 46/100 percent (97.46%) (rounded) of the issued and outstanding shares of Skypersonic as of the Closing Date, exclusive of the shares held by WSU and its SAFE Agreement addressed in Section 2.2(a) hereof.

(b) Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Shares contemplated hereby and the transfers and deliveries to be made pursuant to this Agreement shall take place at a closing on the Closing Date at the offices of Parent at 370 Harbour Drive, Palmas del Mar, Humacao, Puerto Rico, 00791 (the “Closing”) at 12:00 p.m. local time, at such other place as may be agreed to by the parties in writing, or through an escrow with a mutually acceptable closing escrow agent where the Parties and their respective attorneys need not be physically present and may deliver documents by overnight courier or other means. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

(c) At the Closing, the Sellers shall deliver or cause to be delivered to Parent (i) executed share transfer instruments relating to One Hundred Percent (100%) of the Purchased Shares of Skypersonic, sufficient to convey to Parent good title to the Purchased Shares of Skypersonic, free and clear of any and all claims or Liens of any nature whatsoever and together with all accrued benefits and rights attaching thereto, (ii) a written agreement by each SAFE Holder (other than WSU) by which such SAFE Holder agrees to accept a portion of the Share Consideration in full satisfaction and discharge of such SAFE Holder’s SAFE Agreement (each, a “Liquidity Event Agreement”); (iii) such other documents as may be specified, or required to satisfy the conditions within Sellers’ control set forth, in Sections 9.1 and 9.2, and (iv) the Sellers shall cause a board meeting of Skypersonic approving the transfer of the Purchased Shares, the updating of the share register of Skypersonic, appointment of representatives of Parent to such offices and as directors of Skypersonic as requested by Parent, with such authorizations (banking and otherwise) as required by Parent, and any other ancillary matters.

2.2 Closing Consideration.

(a) Subject to any applicable adjustments set forth in Section 2.3 or Section 2.5 hereof (each, a “Price Adjustment”), the total consideration to be paid for one hundred percent (100%) of the issued and outstanding capital stock of the Company (including the 2,600 shares held by WSU) and for the full satisfaction of all SAFE Agreements (including the SAFE Agreement held by WSU) shall be Three Million Dollars (US$3,000,000), payable in shares of Parent Common Stock at an agreed upon value based upon the VWAP (the “Aggregate Purchase Price”). The Parties acknowledge that WSU is not a party to this Agreement concerning its shares of the common stock of Skypersonic and has not yet executed and delivered a Liquidity Event Agreement concerning its SAFE Agreement. The portion of the Aggregate Purchase Price attributable to the 2,600 shares of Skypersonic stock held by WSU is $52,819.25 and the portion of the Aggregate Purchase Price attributable to the satisfaction and discharge of WSU’s SAFE Agreement is $375,000 (in each case subject to pro rata adjustment on account of any Price Adjustment). The purchase and sale of its 2,600 shares of the common stock of Skypersonic are anticipated to be the topic of a separate written purchase agreement among Parent, Buyer and WSU. Principal Sellers shall use their best efforts to facilitate agreement on and execution of such a separate purchase agreement for the sale of WSU’s shares of Skypersonic common stock for $52,819.25 of the Aggregate Purchase Price and WSU’s delivery of a Liquidity Event Agreement for the full satisfaction and discharge of its SAFE Agreement for $375,000 of the Aggregate Purchase Price (in each case subject to pro rata adjustment on account of any Price Adjustment). Such respective amounts shall be paid to WSU only upon a separate closing on the purchase of WSU’s shares of Skypersonic common stock and upon delivery of a Liquidity Event Agreement by WSU.

(b) Subject to any applicable Price Adjustment, in consideration of the sale, assignment, transfer and delivery of the Purchased Shares by the Sellers to Buyer and the Liquidity Event Agreements by the SAFE Holders (other than WSU), at the Closing, Parent shall deliver Two Million Five Hundred Seventy-Two Thousand One Hundred Eighty and 75/100 Dollars ($2,572,180.75), payable in shares of Parent Common Stock (the “Stock Consideration”) at an agreed upon value (the “Agreed Parent Share Price”) based upon the VWAP (the “Purchase Price”), to be issued to the Sellers and SAFE Holders at Closing and delivered as follows:

(i) delivery to the Sellers and SAFE Holders of an aggregate of fifty (50%) percent of the Stock Consideration (the “Closing Shares”); and

(ii) delivery to the Escrow Agent of the remaining fifty (50%) percent of the Stock Consideration (the “Escrow Shares”).

(c) One Hundred (100%) Percent of the total Stock Consideration shall be issued at Closing and Sellers and SAFE Holders shall have all rights of a shareholder with respect to all of the Closing Shares and the Escrow Shares, including rights to vote and receive dividends or other distributions on account of such shares. The Closing Shares and the Escrow Shares (upon release under the terms of the Escrow Agreement) shall be distributed to Sellers and the SAFE Holders in such proportions as Skypersonic and Sellers shall jointly specify at Closing.

2.3 Estimated Working Capital.

(a) No more than ten and no later than three days prior to the Closing Date, the Sellers shall cause the Company to prepare and deliver to Parent (i) an unaudited preliminary balance sheet of the Company as of the Closing Date and a preliminary unaudited profit and loss statement for the period ending on the Closing Date, prepared in accordance with the same accounting method and practices utilized in the preparation of the Financial Statements (collectively, the “Closing Trial Balance”), and (ii) a statement (the “Estimated Working Capital Statement”) setting forth the Company’s reasonable and good faith estimate of the Working Capital of the Company as of the Closing Date (“Closing Date Working Capital”) and the components and calculations thereof in reasonable detail, by reference to the foregoing Closing Trial Balance.

(b) If the Closing Date Working Capital reflected on the Estimated Working Capital Statement is less than the Agreed Aggregate Working Capital (such that the aggregate of the current liabilities of the Company exceeds the assets of the Company (including without limitation, cash, cash equivalents, accounts receivable, inventory and prepaid expense) by more than Three Hundred Thousand and 00/100 Dollars ($300,000.00)), determined in accordance with GAAP), the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount by which the Agreed Aggregate Working Capital exceeds the Closing Date Working Capital.

(c) If the Closing Date Working Capital reflected on the Estimated Working Capital Statement is greater than the Agreed Aggregate Working Capital (such that the aggregate of the current liabilities of the Company exceeds the assets of the Company (including without limitation, cash, cash equivalents, accounts receivable, inventory and prepaid expense) by less than Three Hundred Thousand and 00/100 Dollars ($300,000.00)), determined in accordance with GAAP), the Purchase Price shall be increased on a dollar-for-dollar basis by the amount by which the Closing Date Working Capital exceeds the Agreed Aggregate Working Capital.

2.4 Escrow Shares.

(a) The Escrow shall provide security for the Sellers’ payments to Buyer of all amounts due as a result of the indemnification obligations in Section 7.4(a)(i)(A) and Section 7.4(b)(i).

(b) Any Claim against the Escrow must be made within twelve (12) months following Closing.

(c) Amounts to be satisfied from the Escrow pursuant to Section 2.4(a) will be satisfied by the cancellation of Escrow Shares having a value equal to the amount to be satisfied pursuant to Section 2.4(a), with such Escrow Shares valued at the Agreed Parent Share Price. All Escrow Shares remaining after any such cancellation of shall, upon release from Escrow pursuant to the terms of the Escrow Agreement, be release to the Sellers and SAFE Holders in such proportions as Sellers and SAFE Holders may specify by written notice to Parent and Escrow Agent.

(d) Except to the extent of the limitations provide in Section 7.5, the Sellers’ liability to Buyer for amounts due as a result of the indemnification obligations in Article 7 shall be limited to amounts or assets in the Escrow.

2.5 Top-Up/True-Up Issuance of Parent Stock. It is the Parties’ intention that the Purchase Price will be payable by issuance to Sellers of a number of newly issued shares of Parent Common Stock equal to the quotient of (a) Three Million and 00/100 Dollars ($3,000,000.00) divided by (b) the lower of (i) the VWAP and (ii) the Qualified Offering Price. In the event it is determined within twelve (12) months after the Closing that the Qualified Offering Price of Parent Common Stock issued in a Qualified Offering is less than the VWAP, Parent shall issue to Sellers additional shares of Parent Common Stock equal to the difference between the number of shares of Parent Common Stock issued to Sellers at Closing and the number of Shares of Common Stock equal to the quotient of the Purchase Price divided by the Qualified Offering Price.

ARTICLE 3

Representations and Warranties regarding Parent

In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Buyer jointly and severally make the representations and warranties set forth below to Sellers on the date hereof, except as set forth in the SEC Documents if reasonably apparent that any event, item or occurrence disclosed in such SEC Documents is an event, item or occurrence that relates to a matter covered by any representation or warranty set forth in this Article 3) or in a Disclosure Schedule delivered by Parent to the Sellers (the “Parent Disclosure Schedule”).

3.1 Organization. Parent is a corporation duly organized and validly existing under the laws of the State of Nevada. Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada.

3.2 Authorization; Enforceability. Parent and Buyer each has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Parent and Buyer and the consummation by Parent and Buyer of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Parent and Buyer and constitutes the legal, valid and binding obligation of Parent and Buyer, enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law.

3.3 No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents by Parent and Buyer, the consummation by Parent and Buyer of the transactions contemplated thereby, and compliance by each with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of the Organizational Documents of Parent or Buyer; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any instrument or agreement to which Parent or Buyer is a party or by which Parent or Buyer or any of their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect Parent’s ability to consummate the transactions contemplated thereby.

3.4 Brokers. Neither Parent nor Buyer has employed any financial advisor, broker or finder, and neither Parent nor Buyer has incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

3.5 Consent of Governmental Authorities. Parent and Buyer have each obtained, or will have obtained prior to the Closing, all necessary authorizations to enter into this Agreement and any other Transaction Document to which each is a party, to perform their respective obligations hereunder and thereunder, and to consummate the transaction contemplated hereby and thereby. No further consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority, or any other Person, is required to be made or obtained by Parent or Buyer in connection with the execution and delivery of the Transaction Documents by Parent or Buyer, or the consummation by Parent or Buyer of the transactions contemplated thereby.

3.6 Legal Proceedings. There is no action, claim, dispute, suit, investigation or proceeding pending or, to Parent’s and Buyer’s Knowledge, threatened against Parent, Buyer or any of their respective properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Parent or Buyer to consummate the transactions contemplated by the Transaction Documents, or to perform their respective obligations thereunder.

3.7 Knowledge. Parent and Buyer each has sufficient knowledge, experience and sophistication in financial and business matters to be capable of evaluating the merits and risks of the purchase of and investment in the Purchased Shares and of making an informed investment decision with respect thereto. Parent and Buyer further confirm that the Closing shall indicate that each of Parent, Buyer and their respective attorneys, accountants and other advisors: (a) were given the opportunity to examine the financial and business situation of Skypersonic, and to ask questions and receive answers from the management of Skypersonic; (b) obtained from the Company and Sellers all information requested; and (c) obtained sufficient information to evaluate the merits and risks of an investment in the Purchased Shares.

3.8 Validity of Stock Consideration. When issued and delivered to Sellers and Escrow Agent in accordance with this Agreement, the Stock Consideration shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable and (b) free and clear of any Liens, except as provided in the escrow provisions specified in this Agreement.

3.9 SEC Documents and Compliance. Since September 1, 2019, Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”), pursuant to the reporting requirements of all applicable federal and securities laws (all of the foregoing that were scheduled to be filed prior to the Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, are hereinafter referred to as the “SEC Documents”). The SEC Documents comply in all material respects with the requirements of all applicable federal securities laws, rules and regulations. The SEC Documents do not contain any untrue statement of a material fact of omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4

Representations and Warranties regarding the Sellers

In order to induce Parent any Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers (individually as to themselves and their respective shares of Purchased Stock only and not jointly and severally) make the representations and warranties set forth below to Parent as of the date hereof. For avoidance of doubt, so Seller makes any representation or warranty as to any other Seller or the shares of Purchased Stock held by any other Seller.

4.1 Authorization; Enforceability. The Seller has all requisite right, power and capacity to execute and deliver the Transaction Documents to which it is a party and consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by a Seller to which it is a party and the consummation by such Seller of the transactions contemplated thereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligations of such Party, enforceable against such Seller in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law.

4.2 No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents by a Seller to which it is a party, the consummation of the transactions contemplated thereby, and compliance by the Seller with the provisions hereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any instrument or agreement to which such Seller is a party or by which such Sellers’ Purchased Shares may be bound or affected.

4.3 Consent of Governmental Authorities. The Seller has obtained all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing, with any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Seller in connection with the execution and delivery of the Transaction Documents to which such Seller is a party or the consummation by such Seller of the transactions contemplated thereby.

4.4 Brokers. The Seller has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by Parent or Skypersonic after the Closing Date.

4.5 Capitalization. The Seller is and will immediately prior to the Closing be the legal, record and beneficial owner of such Seller’s shares of the capital stock of Skypersonic included in the Purchased Shares, and such Purchased Shares are and will immediately prior to the Closing be owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, proxies, shareholder agreements or other agreements. At the Closing, the Seller will transfer and convey to Buyer, and Buyer will acquire, good and valid title to such Purchased Shares free and clear of all Liens. No written or oral agreement or understanding with respect to the disposition of Purchased Shares held by the Seller or any rights therein, other than this Agreement, exists.

4.6 Rights, Warrants, Options. Other than this Agreement, there are no options, warrants or other rights, arrangements or commitments of any character to which the Seller is a party or by which the Sellers is bound relating to the Purchased Shares held by such Seller or obligating the Seller to sell any shares, or other equity interests in, Skypersonic.

4.7 Legal Proceedings. There are no suits or proceedings pending or threatened before any court or by or before any governmental or regulatory authority, commission, or agency or public regulatory body against the Seller which, if adversely determined, would interfere with Parent’s, Buyer’s or such Seller’s ability to consummate the transactions contemplated hereby.

4.8 Related Parties. Except as disclosed in Schedule 4.8, neither the Seller, nor any of such Seller’s spouse or family has, directly or indirectly, (a) any ownership interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, supplier or customer of the Company; (b) any ownership interest in any property or asset, tangible or intangible, including any Intellectual Property, used in the conduct of the Company’s business; (c) any contractual or other arrangement with any competitor, supplier or customer of the Company; or (d) any cause of action or claim whatsoever against, or owes any amount to, the Company.

ARTICLE 5

Representations and Warranties of SELLERS regarding SKYPERSONIC

In order to induce Parent and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Principal Sellers make the representations and warranties set forth below to Parent as of the date hereof, except as otherwise noted herein or as set forth in the disclosure schedules to be provided by Principal Sellers pursuant to Section 9.1(m) and Section 9.2(p) hereof (the “Disclosure Schedules”). The obligation of Principal Sellers for the representations and warranties in this Article 5 and the under Section 7.4(a) shall be the in proportion which the number of Purchased Shares held by each Principal Seller bears to the number of Purchased Shares held by all Principal Sellers. All information set forth in the Disclosures Schedules shall clearly identify the specific paragraph to which it applies.

5.1 Organization. Skypersonic is a corporation duly organized and validly existing under the laws of the state of Michigan. Skypersonic is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned or operated by it or the nature of its business makes such qualification or licensing necessary. Skypersonic has all requisite right, power and authority to (a) own and operate its properties, (b) conduct its business as presently conducted in accordance with local business practices and (c) engage in and consummate the transactions contemplated hereby. Skypersonic is not in default under its Organizational Documents.

5.2 Authorization; Enforceability. Skypersonic has all requisite right, power and authority to execute and deliver the Transaction Documents to which it is a party and consummate the transactions contemplated thereby. The execution and delivery by Skypersonic of the Transaction Documents to which it is a party and the consummation by Skypersonic of the transactions contemplated thereby have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by Skypersonic and constitutes the legal, valid and binding obligation of Skypersonic, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law.

5.3 No Consent, Violation or Conflict. The execution and delivery by Skypersonic of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, and compliance by Skypersonic with the provisions hereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of such Company Organizational Documents, and (b) except as identified on Schedule 5.3, do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Company pursuant to any instrument or agreement to which such Company is a party or by which such Company’s properties may be bound or affected.

5.4 Consent of Governmental Authorities. Skypersonic and each Subsidiary of the Company has obtained, or will have obtained prior to Closing, all necessary authorizations to enter into this Agreement and any other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transaction contemplated hereby and thereby. Except as identified in Schedule 5.3, no further consent, approval or authorization of, or registration, qualification or filing, with any governmental or regulatory authority, or any other Person, is required to be made or obtained by such Company in connection with the execution and delivery of the Transaction Documents by such Company to which it is a party or the consummation by the Companies of the transactions contemplated thereby.

5.5 Brokers. Skypersonic has not incurred or will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by Parent or such Company after the Closing Date.

5.6 Organizational Documents and Corporate Records. A true and complete copy of the Organizational Documents of the Company or any Subsidiary, as amended, will be delivered to Parent on the Closing Date. The minute book of each the Company (the “Corporate Minute Books”) will also be delivered to Parent on the Closing Date. All matters requiring the authorization or approval of the board of directors and/or the shareholders of the Company or any Subsidiary have been or, on or before Closing will be, duly and validly authorized and approved by them.

5.7 Capitalization.

(a) The authorized share capital of Skypersonic consists of 1,000,000 shares of common stock (“Skypersonic Common Stock”). As of the Effective Date, 102,350 shares of Skypersonic Common Stock are issued and outstanding, of which Sellers are the record holders of 99,750 shares and WSU is the holder of the remaining 2,600 shares. The 99,750 shares of Skypersonic Common Stock held by Sellers collectively comprise the “Purchased Shares”.

(b) All of the Purchased Shares, including all Purchased Shares issued prior to the Closing Date, have been and will be duly authorized and are and will be validly issued, fully paid and nonassessable. The Sellers are and immediately prior to the Closing will, directly or indirectly, be the record owners of One Hundred Percent (100%) of the Purchased Shares. The Purchased Shares represent ninety-seven and 46/100 percent (97.46%) (rounded) of the issued and outstanding shares of Skypersonic (exclusive of the right, if any, of WSU under its SAFE Agreement to receive Purchased Shares). Schedule 5.7(b) lists all Subsidiaries of Skypersonic and each entity in which Skypersonic holds any equity. None of the Purchased Shares was or will be issued in violation of any law, preemptive right, right of first refusal or similar agreement.

5.8 Rights, Warrants, Options. Except for the SAFE Agreements, there are no options, warrants or other rights, arrangements or commitments of any character to which Skypersonic is a party or by which Skypersonic is bound relating to the issued or unissued shares of Skypersonic or obligating such Company to issue or sell any shares, or other equity interests in, such Company. There are no outstanding obligations of Skypersonic to redeem or otherwise acquire any of the Purchased Shares and there are no outstanding contractual obligations of Skypersonic to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9 Financial Statements. Schedule 5.9 includes a true and complete copy of the unaudited balance sheet of Skypersonic (and Subsidiaries) as of December 31, 2019 and 2020 and the unaudited consolidated profit and loss statement, statement of cash flow and statement of changes in shareholders’ equity of Skypersonic (and Subsidiaries) for the period ending on such dates, certified by such Company’s chief executive officer or chief executive officer (collectively, the “Financial Statements”). The Financial Statements: (a) have been prepared in accordance with the books of account and records of Skypersonic (and Subsidiaries); (b) fairly present, and are true, correct and complete statements in all material respects of, the consolidated financial condition of Skypersonic (and Subsidiaries) and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with GAAP consistently applied with prior periods (other than those departures from GAAP noted in Schedule 5.9). The Closing Trial Balance will (a) be prepared in accordance with the books of account and records of Skypersonic (and Subsidiaries) and delivered on an estimated basis and (b) fairly present, the estimated consolidated financial condition of Skypersonic (and Subsidiaries) as the Closing Date.

5.10 Absence of Undisclosed Liabilities. To Principal Sellers’ Knowledge, as of the Closing Date, Skypersonic has no debts, claims, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than as provided for in this Agreement, the Disclosure Schedules, or disclosed and accrued for or reserved against in the Financial Statements or in the Closing Trial Balance. There is no basis for assertion against either Company of any such debt, claim, Liability, commitment, obligation or loss. For the avoidance of doubt, the Sellers acknowledges that Buyer is not assuming any such debts, claims, Liabilities, commitments, obligations or losses not disclosed and accrued for or reserved against in the Closing Trial Balance, and Buyer will be indemnified for such pursuant to Section 7.4.

5.11 Compliance with Laws.

(a) Skypersonic and each Subsidiary is in compliance with all Laws applicable to it or its properties or has made all necessary filings to be in compliance with all such Laws, including, without limitation, those relating to (i) the development, testing, manufacture, packaging and labeling of products, (ii) employment, occupational safety and employee health, (iii) building, zoning and land use; and (iv) the Foreign Corrupt Practices Act and all applicable anti-bribery, anti-kickback and related laws and regulations. Neither Skypersonic (nor any Subsidiary) has received notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws which such governmental or regulatory authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and Skypersonic (and each Subsidiary) is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

(b) Skypersonic (and each Subsidiary of the Company) has at all times been in compliance with all legal requirements applicable to it, relating to export control, trade embargoes, and anti-boycott prohibitions. No product sold or services provided by Skypersonic (or any Subsidiary of the Company) during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of any country subject to the restricted list of the Office of Foreign Assets Control Regulations (OFAC), or International Traffic In Arms Regulations (ITAE), or similar restrictions of the United States, including Cuba, Iraq, Iran, Libya or North Korea or customers in such countries.

5.12 Legal Proceedings. Except as identified on Schedule 5.12: (a) Neither Skypersonic nor any Subsidiary of the Company is a party to any pending or to Principal Sellers’ Knowledge, threatened legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation, and (b) to Principal Sellers’ Knowledge, no Person who is or was within the last five years a director or officer of Skypersonic or any Subsidiary of the Company is a party to any pending, or threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation in their capacity as directors or officers of Skypersonic or such Subsidiary, which adversely affects Skypersonic or such Subsidiary. Neither Skypersonic nor any such Subsidiary is subject to any order, writ, injunction, decree or other judgment of any court. Neither Skypersonic or any Subsidiary of the Company is subject to any decree or other similar judgment of any governmental authority. There are no suits or proceedings pending or threatened before any court or by or before any governmental or regulatory authority, commission, or agency or public regulatory body against Skypersonic or any Subsidiary of the Company which, if adversely determined, would interfere with Parent’s, Buyer’s or Skypersonic’s ability to consummate the transactions contemplated hereby.

5.13 Title to and Condition of Personal Property.

(a) Skypersonic and each Subsidiary of the Company has and will have good and marketable title or leasehold interest to each item of equipment and other personal property worth more than $10,000 included as an asset in the Closing Trial Balance and/or used in connection with the operation of its business.

(b) Each item of equipment, personal property and asset of Skypersonic and any Subsidiary, included as an asset in the Closing Trial Balance and/or used in connection with the operation of its business shall remain with Skypersonic or such Subsidiary. The parties agree that Schedule 5.13(b) sets forth the full and complete list of all assets owned by Skypersonic and each Subsidiary as of the Closing Date. Except as set forth on such Schedule 5.13(b), none of the items of equipment, personal property and assets included therein was imported under a temporary import or similar regulatory regime that would restrict the transfer, or would cause either Skypersonic or a Subsidiary to owe additional Taxes as a result of the transfer, of such property.

5.14 Real Property.

(a) Schedule 5.14(a) sets forth the street address of each parcel of real property leased by Skypersonic or any Subsidiary of the Company (the “Real Property”). Parent has been delivered true and complete copies of all of the lease agreements relating to the Real Property. Skypersonic and each Subsidiary enjoys peaceful and undisturbed possession of the Real Property.

(b) Neither Skypersonic nor any Subsidiary of the Company owns any real property.

5.15 Governmental Authorizations. Skypersonic and each Subsidiary of the Company has all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership by Skypersonic of its properties and operation of its business as presently operated (the “Permits”). No suspension, nonrenewal or cancellation of any of the Permits is pending or, to any Principal Sellers’ Knowledge, threatened, and there is no reasonable basis therefor. Neither Skypersonic nor any Subsidiary is in default or violation of any Permits.

5.16 Compliance with Environmental Laws. Skypersonic and each Subsidiary of the Company has conducted its business in compliance with all applicable Environmental Laws. Except as set forth in Schedule 5.16, there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued against either Skypersonic or any Subsidiary for impairment or damage, injury or adverse effect to the environment or public health and there have been no private complaints with respect to any such matters. To Principal Sellers’ Knowledge, there is no condition relating to any properties of Skypersonic or any Subsidiary that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws and Skypersonic and each Subsidiary has complied with Environmental Laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable Environmental Laws.

5.17 Employment Matters.

(a) Except as identified in Schedule 5.17(a)(i), there are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between either Skypersonic or any Subsidiary and any officer, director, consultant or employee. Schedule 5.17(a)(ii) contains the names, job descriptions and annual salary rates and other compensation of all officers, directors, employees and consultants of Skypersonic and each Subsidiary (including compensation paid or payable under the Plans (as hereafter defined)), and a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or a description, if unwritten) has been delivered to Parent.

(b) Skypersonic and each Subsidiary has complied with all applicable employment Laws, including Laws relating to payroll and related obligations, benefits, and social security and, except as identified in Schedule 5.17(b), Skypersonic does not have any obligation in respect of any amount due to employees of Skypersonic and each Subsidiary or government agencies, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof.

(c) Schedule 5.17(c) sets forth a complete list of all pension, retirement, share purchase, share bonus, share ownership, share option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other material employee benefit plan, policy, agreement, commitment, arrangement or practice currently or previously maintained by Skypersonic and each Subsidiary for any of its directors, officers, consultants, employees or former employees (the “Plans”).

Without limiting the generality of Section 5.11, each Plan has been administered in accordance with its terms and applicable Law. With respect to the Plans, (i) no event has occurred and there exists no condition, facts or circumstances, which could give rise to any liability of Skypersonic or any Subsidiary under the terms of such Plans or any applicable Law, (ii) each of Skypersonic and each Subsidiary has paid or accrued all amounts required under applicable Law and any Plan to be paid as a contribution to each Plan through the date hereof, (iii) each of Skypersonic and each Subsidiary of the Company has set aside adequate reserves to meet contributions which are not yet due under any Plan, (iv) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employee contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (v) each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

No Plan has been and, to Principal Sellers’ Knowledge, no event has occurred prior to the Effective Date which would cause or require a Plan to be, (i) terminated, (ii) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder or (iii) amended in any manner which would materially increase the cost to either Skypersonic or any Subsidiary or Buyer of maintaining such Plan. No Plan provides retiree medical or retiree insurance benefits to any Person. Except as disclosed or noted in Schedule 5.17(b) or in the Financial Statements, there are no amounts due or owing to any employee of Skypersonic or any Subsidiary of the Company for any accrued salary, remuneration, compensation and/or benefit, including, without limitation, amounts due for accrued vacation, sick leave or commissions.

5.18 Labor Relations. There is no strike or dispute pending or threatened involving any employees of either Skypersonic or any Subsidiary. None of the employees of Skypersonic or any Subsidiary is a member of any labor union and neither Skypersonic or any Subsidiary is a party to, otherwise bound by, or threatened with any labor or collective bargaining agreement. None of the employees of either Skypersonic or any Subsidiary are known to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Without limiting the generality of Section 5.11, (a) no unfair labor practice complaints are pending or, to Principal Sellers’ Knowledge, threatened against either Skypersonic or any Subsidiary, and (b) no Person has made any claim and, to Principal Sellers’ Knowledge, there is no basis for any claim, against either Skypersonic or any Subsidiary under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

5.19 Contracts.

(a) Schedule 5.19 sets forth a list of all material written agreements, arrangements or commitments to which Skypersonic or any Subsidiary is a party or by which any of its assets is bound or affected (all such contracts, agreements, arrangements or commitments as are required to be set forth on Schedule 5.19 being referred to herein collectively as the “Contracts”), including, without limitation with respect to Skypersonic and each Subsidiary:

(b) each partnership, joint venture or similar agreement of Skypersonic and each Subsidiary with another Person;

(c) each contract or agreement under which Skypersonic or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than US$25,000 in principal amount or under which Skypersonic or any Subsidiary has imposed (or may impose) a Lien on any of its assets, whether tangible or intangible securing indebtedness in excess of US$25,000;

(d) each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of Skypersonic and each Subsidiary of more than US$25,000 per year;

(e) each contract or agreement which involves or contributes to Skypersonic or any Subsidiary, aggregate annual remuneration which exceeds 5% of such Company’s consolidated annual net revenues for the twelve months ended December 31, 2018 and 2019;

(f) all leases and subleases from any third person to Skypersonic or any Subsidiary, in each case requiring annual lease payments in excess of US$25,000;

(g) each contract or agreement to which such Skypersonic or any Subsidiary or any of its Affiliates is a party limiting the right of Skypersonic or any Subsidiary (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by such Company or (ii) to solicit any customer or client;

(h) all collective bargaining or other labor union contracts or agreements to which such Company is a party or applicable to persons employed by Skypersonic or such Subsidiary;

(i) all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of Skypersonic or such Subsidiary; and

(j) all other contracts or agreements which individually or in the aggregate are material to Skypersonic or such Subsidiary or the conduct of its business, other than those which are terminable upon no more than 30 days’ notice by such Company without penalty or other adverse consequence.

Schedule 5.19 further identifies each of the Contracts which contain anti-assignment, change of control or notice of assignment provisions. The Contracts are each in full force and effect and are the valid and legally binding obligations of Skypersonic and each Subsidiary which is a party thereto. To the Knowledge of Principal Sellers and the Company, neither Skypersonic nor any Subsidiary is a party to, nor is its business or any of its assets bound by, any oral agreement. Neither Skypersonic nor any Subsidiary is in default under any Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default.

5.20 Tax Matters. Except as set forth on Schedule 5.20:

(a) All Tax Returns required to be filed on or before the Closing Date by or with respect to Skypersonic and any Subsidiary of Skypersonic have (or by the Closing Date will have) been duly filed or the time for filing such Tax Returns shall have been validly extended to a date after the Closing Date.  Except for Taxes reflected or reserved against in the Financial Statements, the Companies and their Subsidiaries have paid all Taxes due and with respect to Taxes not yet due, all such Taxes not yet paid have been appropriately reserved against in accordance with GAAP. Neither the Company nor any Subsidiary of the Company is subject to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for federal income tax purposes.  Neither the Company nor any Subsidiary of the Company is a party to any tax sharing agreement.

(b) As of the date hereof, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company or any Subsidiary of the Company, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority that remains in force.

(c) During the last 5 years, there has been no and as of the Effective Date there are no presently pending audits or other administrative proceedings or court proceedings with respect to any Taxes of the Company or any Subsidiary of the Company.  No claim has ever been made by a governmental entity in a jurisdiction where a Company does not file a Tax Return that any of the Companies is or may be subject to taxation by that jurisdiction.

(d) All Taxes required to be withheld by the Company or any Subsidiary of the Company have been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the appropriate governmental entity.

(e) There are no Tax liens upon the assets of the Company or any Subsidiary of the Company except liens for Taxes not yet due and payable.

5.21 Guaranties. Neither the Company nor any Subsidiary of the Company has executed guaranteed the obligations of a third party.

5.22 Insurance. Set forth on Schedule 5.22 is a list of all insurance policies providing insurance coverage of any nature to the Company. The Company has previously delivered to Parent a true and complete copy of all of such insurance policies as amended. Such policies are sufficient for the compliance by the Company with all requirements of Law and all Contracts. All of such policies are in full force and effect and, to Principal Sellers’ Knowledge, are valid and enforceable in accordance with their terms, and the Company has complied with all terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and, to Principal Sellers’ Knowledge, there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

5.23 Inventories. Schedule 5.23 sets forth a list of all of the Company’s and Subsidiary’s inventory as of the Effective Date. The inventories of the Company and each Subsidiary of the Company as of the Closing Date shown on the Closing Trial Balance will be stated at the lower of cost (on a first-in first-out basis) or market. The inventories of the Company and each Subsidiary shown on the balance sheets included in the Financial Statements are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of the Company or Subsidiary as currently conducted or any items whose expiration date has passed or will pass within twelve months of the date hereof and of Closing (which, with respect to items which do not have an expiration date, shall in any event not include quantities of items not usable or salable within twelve months from the date hereof), the value of which has not been fully written down or reserved against in the Financial Statements. The Company and each Subsidiary has and will continue to have adequate quantities and types of inventory to enable it to conduct its business consistent with past practices and anticipated operations.

5.24 Regulatory Compliance.

(a) The Company and each Subsidiary is in compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the U.S. FAA any other U.S. federal governmental entity that regulates the development of UAV products in any jurisdiction and with applicable federal Laws relating to anti-kickback sales and marketing practices, insurance and bonding, advertising and promotion, pre- and post-marketing reporting, and all other pre- and post-marketing reporting requirements, as applicable.

(b) Schedule 5.24(b) lists each product developed, manufactured, licensed, distributed or sold by the Company and each Subsidiary (collectively, the “Products”). Each Product manufactured by or on behalf of the Company or Subsidiary has been manufactured in accordance with (i) the product registration applicable to such Product, (ii) the applicable provisions of current “CE” good manufacturing practices or other governmental authority for products sold in Europe, and (iii) without limiting the generality of Section 5.11, the provisions of all applicable Laws.

(c) The Company and each Subsidiary has obtained all Regulatory Approvals required by the FAA to conduct the business as it is currently conducted. All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and the Company and each Subsidiary is in compliance with each such permit held by or issued to it. Except as listed on Schedule 5.24(c), the Company and each Subsidiary is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals. Neither the Company nor any Subsidiary of the Company has granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(d) There is no action or proceeding by any governmental or regulatory authority pending or, to the Knowledge of the Company, Principal Sellers, threatened seeking the recall of any of the Products or the revocation or suspension of any Regulatory Approval. The Company has made available to Parent complete and correct copies of all Regulatory Approvals. In addition, (i) the Company or any Subsidiary has made available to Parent a complete and correct copy of the Product Data; (ii) to the Knowledge of the Company and the Principal Sellers, all Laws applicable to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the Knowledge of the Company and the Principal Sellers, the Company or any Subsidiary has filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e) To Principal Sellers’ Knowledge, there exist no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any domestic or foreign governmental or regulatory authority with respect to either Company or any of the Products; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any testing of any Product, or the change in marketing classification of any Product.

(f) Except as disclosed in Schedule 5.24(f) hereto, neither Company or any Subsidiary has received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of their Products.

(g) As of the Closing Date, all Product Inventory will conform to the specifications therefor contained in the Regulatory Approvals and to the Regulatory Approvals and with the requirements of all applicable governmental or regulatory authorities.

(h) The Company and each Subsidiary is and has been in compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FAA or any other applicable U.S. federal governmental authority. Neither Company nor any Subsidiary nor, to Principal Sellers’ Knowledge, any of their respective employees or agents, have made an untrue or fraudulent statement to the FAA or any other applicable governmental authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FAA or any other similar governmental authorities.

(i) Neither Company nor any Subsidiary of the Company has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FAA or any other governmental authority and there are no proceedings pending or, to the Knowledge of either Company or the Principal Sellers, threatened against the Company or any Subsidiary of the Company that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FAA or any other governmental authority. Neither Company nor any Subsidiary of the Company has received written notice of or been subject to any other enforcement action involving the FAA or any other governmental authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to any Company’s or Principal Sellers’ Knowledge, threatened in writing against any Company.

(j) The Company and each Subsidiary of the Company has security measures and safeguards in place which are intended to protect Personally Identifiable Information it collects from customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. To the knowledge of Company and the Principal Sellers, the Company and each Subsidiary of the Company has complied in all material respects with all Applicable Laws relating to privacy and consumer protection and neither has collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by Applicable Laws related to privacy, whether collected directly or from third parties, in an unlawful manner. The Company and each Subsidiary of the Company has taken all reasonable steps to protect Personally Identifiable Information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

(k) Neither Company nor any Subsidiary of the Company is party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any governmental authority.

5.25 Intellectual Property Rights.

(a) Schedule 5.25 sets forth a complete and correct list of all Intellectual Property that is owned by the Company or any Subsidiary of the Company and the Intellectual Property that the Company or any Subsidiary of the Company has a license, sublicense or other permission to use. Except as set forth in Schedule 5.25, the Company or any Subsidiary of the Company owns all right, title and interest in and to, or has a license, sublicense or other permission to use, all of the Intellectual Property, free and clear of all Liens or other encumbrances. All necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant copyright, trademark or other governmental or regulatory authorities for the purposes of maintaining such Intellectual Property.

(b) The Intellectual Property constitutes all patents and patent applications, and technology, know-how and information owned or licensed to the Company or any Subsidiary of the Company relating to the manufacture, use or sale of the Products. There have been no claims made against either Company or any Subsidiary of the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to the Knowledge of the Company and the Principal Sellers, no grounds for any such claims exist. Neither Company any Subsidiary of the Company has made any claim of any violation or infringement by others of its rights in the Intellectual Property, and, to the Knowledge of the Company and Principal, no grounds for any such claims exist. Neither the Company nor any Subsidiary of the Company has received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and, to the Knowledge of the Company and Principal Sellers, the use of the Intellectual Property by the Company or any Subsidiary of the Company is not infringing and has not infringed upon any rights of any other Person. No interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by either Company or any Subsidiary of the Company to any Person. Neither Company nor any Subsidiary of the Company nor Principal Sellers has Knowledge of any act or failure to act by any of them or any of their respective directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of, any of the Intellectual Property.

(c) The Company and each Subsidiary of the Company has taken reasonable steps to protect the confidentiality and value of the Company’s material trade secrets and any other material confidential information that are owned, used, or held by such Company in confidence,. To the Knowledge of the Company and Principal Sellers, such trade secrets have not been disclosed to, or discovered by, any Person who is not affiliated with the Company except pursuant to a non-disclosure, license, or any other Contract which has not been breached.

5.26 Power of Attorney. The Company has not issued, granted or executed any powers of attorney on behalf of such Company which is in force at the Closing Date, other than in connection with routine legal filings.

5.27 Absence of Material Adverse Effects. Since December 31, 2020, the Company or any Subsidiary has conducted its business only in the ordinary and usual course and in a manner consistent with past practices.

5.28 Accounts and Notes Receivable and Payable. Set forth on Schedule 5.28 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by the Company or any Subsidiary as of the date hereof. All of such accounts and notes receivable and payable constitute bona fide, valid and binding claims arising in the ordinary course of such Company’s business. Except as set forth on Schedule 5.28, there is no agreement for deduction, free goods, discounts, or other deferred price or adjustment to such receivables.

5.29 Banks. Schedule 5.29 sets forth (i) the name of each bank, trust corporation or other financial institution and stock or other broker with which the Company or any Subsidiary of the Company has an account, credit line or safe deposit box or vault, (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company or any Subsidiary in matters concerning their business or affairs. Except as otherwise set forth in Schedule 5.31, no such proxies, powers of attorney or other like instruments are irrevocable.

5.30 Accuracy of Information Furnished. To the knowledge of Company and Principal Sellers, no representation, statement or information by the Company contained in this Agreement (including the various exhibits attached hereto) or any agreement executed by the Company in connection herewith or in any certificate or other document delivered by the Company pursuant hereto or thereto or made or furnished to Parent or its representatives by the Company, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein not misleading. Copies of all documents of the Company listed or described in the various exhibits attached hereto and provided by the Company to Parent are true, accurate and complete.

ARTICLE 6

Additional agreements

6.1 Noncompetition.

(a) The Sellers acknowledges that in order to assure Buyer that Buyer will retain the value of the Company or any Subsidiary as a “going concern,” Santangelo agrees not to utilize his special knowledge of the business of any Company and his relationships with customers, suppliers and others to compete with either Parent, and of its Subsidiaries, or the Company in a Prohibited Business. For a period of three (3) years beginning on the Closing Date (the “Noncompete Period”), neither Santangelo nor any of Santangelo’s Affiliates shall engage or have an interest in (directly or indirectly) any entity that is engaged in a Prohibited Business anywhere in the United States or any other geographic area where Parent, any of its Subsidiaries, or any Company does business, alone or in association with others, as principal, officer, agent, employee, director, partner or shareholder, or through the investment of capital, lending of money or property, rendering of services or otherwise. “Prohibited Business” means engaging in any activities in providing products, services and solutions to the drone industry, first person view (“FPV”) business relating to UAV, navigation and software solutions that provide analytics, storage or services for or in conjunction with the drone industry in the geographical area in which Parent, the Company and any Subsidiary of the Company conducts such business as of the Closing Date. Santangelo acknowledges and agrees that the limitations imposed by this Section 6.1 as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Parent, any Subsidiary and the Companies.

(b) During the Noncompete Period, except in connection with services to a Company, Santangelo shall not directly and shall not, knowingly or intentionally, permit any of his directors, officers, employees, agents or others under his control to, directly or indirectly, (i) call upon, accept business from, or solicit for a Prohibited Business the business of any Person who is, or who had been at any time during the preceding two (2) years, a customer of any Company, or otherwise divert or attempt to divert sales from the Company; or (ii) recruit or otherwise solicit or induce any person who is an employee of, independent contractor or otherwise engaged by, the Company to terminate his or her employment or other relationship with the Company, or hire any person who has left the employ of the Company during the preceding two (2) years. Except in connection with services to the Company, Sellers shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by Parent or the Company in connection with any product or service, whether or not such use would be in a business competitive with that of Parent or the Company.

6.2 Confidentiality. Sellers acknowledge that all confidential or proprietary information with respect to the business and operations of the Company or any Subsidiary of the Company is valuable, special and unique. Sellers shall not, at any time before or after the Closing Date (except as required in connection with his services to either Company) disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Company, Parent and of Parent’s Subsidiaries, whether or not for Sellers’ own benefit, without the prior written consent of Parent, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to any Company, Parent and of Parent’s Subsidiaries which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by Sellers or a Person to whom Sellers has provided such information. Sellers acknowledge that Parent and Parent would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of Parent, Parent and the Companies.

6.3 Continuing Obligations. The restrictions set forth in Sections 6.1 and 6.2 are considered by the Parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company or any Subsidiary and Parent. Sellers acknowledge that Parent would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event the covenants contained in Sections 6.1 and 6.2 were not complied with in accordance with their terms. Accordingly, Sellers agree that any breach or threatened breach of any provision of Sections 6.1 and 6.2 shall entitle Parent to injunctive and other equitable relief, without requirement of posting a bond or other surety, to secure the enforcement of these provisions, in addition to any other remedies which may be available to Parent. In the event of litigation or other proceeding concerning Section 6.1 or 6.2, the prevailing party therein shall be entitled to recover the reasonable attorneys’ fees and expenses incurred therein from the party who did not so prevail. In addition to its other rights and remedies, Parent shall have the right to require any party who breaches any of the covenants contained in Sections 6.1 and 6.2 to account for and pay over to Parent all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by such breaching party from the action constituting such breach. If a party breaches the covenants set forth in Section 6.1, the running of the Noncompete Period shall be tolled with respect to such party for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 6.1, 6.2 and 6.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 6.1, 6.2 and 6.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 6.1, 6.2 and 6.3 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

6.4 Investment Intent; Accredited Investor Status; Restrictions on Sale; Registration of Securities.

(a) Each of the Sellers represents that it has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration. Each of the Sellers understands and acknowledges that the Stock Consideration has not been registered with the SEC and that Sellers may not sell, transfer or otherwise dispose of all or any portion of the Stock Consideration except (i) in accordance with the provisions of Rule 144 under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act or (iii) upon receipt by Parent of an opinion of counsel acceptable to Parent to the effect that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act. Certificates representing the Stock Consideration shall bear a restrictive legend.

(b) If an underwriter engaged by Parent in connection with any underwritten or best efforts registered offering by the Parent of its equity securities pursuant to an effective registration statement filed under the Securities Act requires a shareholder of Red Cat in Santangelo’s position to become subject to a market stand-off agreement, Santangelo shall execute and deliver a written agreement by which he will agree that he will not, during a period not to exceed ninety (90) days after the effective date of the registration statement (or such other period as may be necessary to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Stock Consideration without the prior written consent of Parent or its underwriters. Notwithstanding any provision hereof to the contrary, Santangelo shall only be required to enter into any such market stand-off agreement if all officers and directors of Parent and each of the Parent’s direct and indirect subsidiaries and holders of at least one percent (1%) of the Company’s voting securities are also required by such underwriter to enter into similar agreements.

6.5 Tax Matters.

(a) Intentionally omitted.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) From the date of this Agreement through and after the Closing Date, the Sellers shall cause the Company to prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner (i) all consolidated, combined, unitary, affiliated or similar Tax Returns that include the Company or any Subsidiary, on the one hand, and any Sellers, on the other hand, for all periods ending on or prior to the Closing Date and (ii) all other Tax Returns of the Company and its Subsidiary that are required to be filed on or prior to the Closing Date and will provide Parent such Tax Returns no later than 30 days prior to the due date for filing such Tax Returns to provide Parent with a meaningful opportunity to analyze and comment on such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing. Sellers will consider any comments of Parent relating to Tax Returns described in the preceding sentence.

(d) Parent shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner all Tax Returns of the Company and its Subsidiary, other than those described in Section 6.6(c).  Parent shall prepare any Tax Returns relating to Taxes for which the Sellers may have an indemnification obligation to Parent under this Agreement consistent with the Sellers’ recent past practices, except as otherwise required by applicable Law, and make any Tax Returns relating to Taxes for which the Sellers may have an indemnification obligation under this Agreement available for review by the Sellers no later than 30 days prior to the due date for filing such Tax Returns to provide the Sellers with a meaningful opportunity to analyze and comment on such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing.  Parent will consider any comments of the Sellers relating to Tax Returns described in the preceding sentence.

(e) After the Closing, Parent and its Affiliates shall not amend any Tax Return of the Company or its Subsidiary that could impact any Sellers, including any indemnification obligation of the Sellers pursuant to this Agreement, without the Sellers’ consent, not to be unreasonably withheld; provided however that Parent and its Affiliates may file any such amendment that is required by Law or regulation to be filed.

(f) Parent and the Sellers shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes, which shall include Parent’s obligation to provide the Sellers, consistent with past practice (including with respect to timing for delivery), the information needed for the preparation of all consolidated, combined, unitary, affiliated or similar Tax Returns that include the Company or its Subsidiary, on the one hand, and any Sellers or any Sellers Affiliate, on the other hand, through the Closing Date and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.  The Sellers shall not destroy any records or information relating to any Tax compliance matter or Tax liability of the Company or its Subsidiary without first notifying Parent and offering Parent the opportunity to make copies or to take possession of such records or information.  Notwithstanding the above, the Sellers shall have no obligation to share with Parent any consolidated, combined or unitary return or associated forms, documents or workpapers, that include the Sellers or any Sellers Affiliate.

(g) All refunds of Taxes (including interest actually received thereon from a relevant taxing authority) paid prior to the Closing, or for which the Sellers have provided indemnification pursuant to this Agreement shall be for the account of the Sellers, and Parent shall pay such amounts, less Parent’s reasonable out-of-pocket expenses, including professional fees, incurred in connection with obtaining any such refund and less any Taxes incurred by Parent, its Affiliates, the Company or its Subsidiary in connection with the receipt of any such refund or interest, to the Sellers if such refunds are received by Parent, the Company or its Subsidiary.

(h) All tax sharing agreements or similar agreements with respect to or involving the Company or its Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiary shall not be bound thereby or have any liability thereunder.

(i) The Sellers shall be liable for all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with sale of the Purchased Shares contemplated by this Agreement (“Transfer Taxes”) and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

6.6 Intentionally omitted.

6.7 Drag Along Rights. If Stockholders of Parent (the “Selling Stockholders”) holding a Stockholder Majority (as defined below) propose to sell all their shares of Parent Common Stock to any unaffiliated or unrelated person in an arm’s length transaction, then the Selling Stockholders may elect to require (a “Drag-Along Right”) that Sellers sell all of the shares received as Stock Consideration in such sale transaction(s) for the same price per share as the Selling Stockholders (a “Drag-Along Transaction”). If the Selling Stockholders desire to exercise such Drag-Along Right, they shall give written notice to the Sellers of the proposed Drag-Along Transaction giving rise to the Drag-Along Right at least twenty (20) days prior to the consummation thereof (a “Drag-Along Notice”). The Drag-Along Notice shall set forth the principal terms of such proposed transaction including the amount of Parent Common Stock to be sold by the Selling Stockholders, the price per shares to be paid, the name and address of the prospective Parent and any other material terms and conditions (in reasonable detail) pertaining to such proposed transfer, including without limitation, the proposed closing date (the “Drag-Along Terms”). If the Selling Stockholders consummate the proposed transaction to which reference is made in the Drag-Along Notice, the Sellers shall be bound and obligated to sell all of his Parent Common Stock in the proposed transaction on the same terms and conditions as the Selling Stockholders. If properly exercised, the Sellers are hereby deemed to have consented to the transaction. A “Stockholder Majority” shall mean holders of fifty (50%) percent or greater of the outstanding shares of Parent Common Stock.

6.8 Tag Along. If Selling Stockholders holding a Stockholder Majority propose to sell a number of shares equal to a Stockholder Majority to any unaffiliated or unrelated person in an arm’s length transaction (a “Tag-Along Transaction”), then the Selling Stockholders must give written notice to the Sellers of the proposed Tag-Along Transaction at least twenty (20) days prior to the consummation thereof (a “Tag-Along Notice”). The Tag-Along Notice shall set forth the principal terms of such proposed transaction including the amount of Parent Common Stock to be sold by the Selling Stockholders, the price per shares to be paid, the name and address of the prospective purchaser and any other material terms and conditions (in reasonable detail) pertaining to such proposed transfer, including without limitation, the proposed closing date (the “Tag-Along Terms”). Within twenty (20) days after receipt of the Tag-Along Notice, Sellers may elect by written notice to the Selling Stockholders, to require that the Selling Stockholders include a pro rata portion of Sellers’ Parent Common Stock in the Tag-Along Transaction (the “Tag-Along Right”). The purchaser shall have the right to either increase the total number of shares of Parent Common Stock being purchased or reduce the numbers of share being purchased from the Selling Stockholders by an amount necessary to include Sellers’ shares in the Tag-Along Transaction. If Sellers exercises the Tag-Along Right, the Selling Stockholders may not consummate the proposed transaction to which reference is made in the Tag-Along Notice without including the Sellers.

ARTICLE 7

Survival; Indemnification

7.1 Intentionally omitted.

7.2 Survival of the Representations and Warranties. The representations and warranties and indemnification obligations of the Sellers, the Companies and Parent shall survive the Closing Date for a period of one (1) year from the Closing Date; provided, however, that (i) the representations in Section 4.1 (Authorization; Enforceability), Section 4.2 (No Consent, Violation or Conflict), Section 4.5 (Capitalization), Section 4.6 (Rights, Warrants, Options), Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability); Section 5.3 (No Consent, Violation or Conflict), Section 5.7 (Capitalization) and 5.8 (Rights, Warrants, Options) (collectively, the “Fundamental Representations”) shall survive indefinitely and (ii) the representations and warranties set forth in Sections 5.16 (Compliance with Environmental Laws), 5.17 (Employment Matters) and 5.20 (Tax Matters) shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations.

7.3 General Release. Other than those obligations of the Company specified on Schedule 7.3, Sellers hereby unconditionally and irrevocably release and forever discharge, effective as of the Closing Date, the Company and any Subsidiary of the Company and its officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred, or which shall be based on any fact, occurrence, act or omission occurring or arising, at or prior to the Closing Date. None of the information supplied by the Company and any Subsidiary or its professional advisors to Sellers or its agents, representatives or advisors in connection with the representations and warranties set forth in Article 5 or otherwise in relation to the business or affairs of such Company shall be deemed a representation, warranty or guarantee of its accuracy by such Company to such Sellers, and such Sellers waives any claims against such Company which it might otherwise have in respect of it.

7.4 Indemnification.

(a) Indemnification by the Principal Sellers. Subject to the other terms and conditions specified herein, the Principal Sellers shall, in the proportion which the number of Purchased Shares held by each Principal Seller bears to the number of Purchased Shares held by all Principal Sellers indemnify and hold harmless Parent and Buyer from, against and in respect of, the full amount of:

(i) (A) any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, the “Indemnified Losses”) incurred by Parent or Buyer arising from or in connection with any breach or violation of any of the representations and warranties of the Company or Principal Sellers contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of the Company or Principal Sellers contained in this Agreement and, if reasonably capable of cure, the failure of the Company or Principal Sellers to cure the same within thirty (30) days after written notice thereof is provided by Parent or Buyer;

(ii) any and all Indemnified Losses for Taxes attributable to all Tax years or portions thereof ending on or prior to the Closing Date imposed on the Company which are not reflected in the Financial Statements, Closing Trial Balance or the Disclosure Schedules;

(iii) any and all capital or other Taxes related to or arising from the sale and transfer of the Purchased Shares contemplated hereby by reason of any Liability of the Company or its shareholders for such Taxes as assessed by any taxing authority against Sellers and/or the Company either before or after the Closing Date;

(iv) any and all Indemnified Losses which relate to any legal and/or governmental proceedings of the nature described in Section 5.12 which are not set forth on Schedule 5.12, existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions of the Company which occurred prior to the Closing Date; and

(v) any and all Indemnified Losses arising from Liabilities of the Company not disclosed to Parent, included in the Disclosure Schedules or reserved for on the Closing Trial Balance, related to the business or operations of any Company prior to the Closing Date.

(b) Indemnification by Sellers. Subject to the other terms and conditions specified herein, each Seller shall indemnify and hold harmless Parent and Buyer from, against and for the full amount of any and all Indemnifiable Losses incurred by Parent or Buyer arising from or in connection with:

(i) any breach or violation of any of the representations and warranties of such Sellers contained in this Agreement; or

(ii) any breach or violation of the covenants or agreements of such Seller contained in this Agreement and, if reasonably capable of cure, the failure of such Seller to cure the same within thirty (30) days after written notice thereof is provided by Parent or Buyer.

(c) Indemnification by Parent. Parent and Buyer agree to defend, indemnify and hold harmless Sellers (and prior to Closing, Parent and Buyer shall also indemnity the Company) from, against and in respect of, the full amount of

(i) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations or warranties of Parent or Buyer contained in this Agreement,

(ii) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the covenants or agreements of Parent or Buyer contained in this Agreement and, if reasonably capable of cure, the failure of Parent or Buyer to cure the same within thirty (30) days after written notice thereof is provided by any Seller; and

(iii) any and all Indemnified Losses arising from or in connection with obligations under any Contract arising on or after the Closing Date; and

(iv) any and all Indemnified Losses arising from or in connection with the operation of the Company’s business on or after the Closing Date.

(d) Indemnification Procedure. Any party seeking indemnification under this Agreement (the “Indemnified Party”) will give prompt written notice to the party or parties against whom indemnity is sought (the “Indemnifying Party”) of any Indemnified Losses which it discovers or of which it receives notice after the Closing, stating the nature, basis (including the section of this Agreement that has been or will be breached, if any, and the facts giving rise to the claim that a breach has or will occur), and (to the extent known) amount thereof; provided, however, that no delay on the part of Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay. Notwithstanding any provision hereof to the contrary, no claim may be made or lawsuit or other proceeding initiated seeking indemnification under this Article 7 unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party prior to: (i) the expiration of the applicable survival period specified in Section 7.2 with respect to the representations and warranties contained herein; or (ii) the expiration of a period of eighteen (18) months after the Closing with respect to any other claim for indemnification.

(e) Indemnification Procedure as to Third Party Claims.

(i) Promptly after any Indemnified Party obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 7.4 as a “Claim”), in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby and (B) will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 7.4 after such notice is given. With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party, the Indemnifying Party will, subject to the provisions of Section 7.4(e)(ii), assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to the Indemnifying Party, and at the Indemnified Party’s own expense, (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party; and (3) shall not compromise or settle any such Claim without the prior written approval of the Indemnifying Party;

(ii) If (A) the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (B) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (3) the Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iii) As used in this Section 7.4, the terms Indemnified Party and/or Indemnifying Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party and/or Indemnifying Party may be involved.

(f) Tax-free Indemnification Payments. All sums payable by an Indemnifying Party as indemnification under this Section 7.4 shall be paid free and clear of all deductions or withholdings (including any taxes or governmental charges of any nature) unless the deduction or withholding is required by law, in which event or in the event the Indemnified Party shall incur any liability for taxes chargeable or assessable in respect of any such payment, the Indemnifying Party shall pay such additional amounts as shall be required to cause the net amount received by the Indemnified Party to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such liability for taxes been incurred. This Section 7.4(f) shall not apply to any amount payable as indemnification if the payment is in replacement of an amount that would have been taxable to the Indemnified Party.

(g) No Contribution. The obligations of the Principal Sellers and Sellers to indemnify Parent and Buyer pursuant to the terms of this Agreement are primary obligations of the Sellers, subject to the limitations set forth herein. The Principal Sellers hereby waive any right to seek or obtain indemnification or contribution from the Company following the Closing for Indemnified Losses as a result of any breach by the Company of any representation, warranty or covenant contained in this Agreement.

7.5 Limitations on Liabilities.

(a) Notwithstanding anything to the contrary contained herein: (i) in no event shall the aggregate sums payable by the Principal Sellers under Section 7.4(a)(i)(A) or by the Sellers under Section 7.4(b)(i) (other than sums payable as a result of fraud or breaches of the Fundamental Representations enumerated in Section 7.2) exceed the aggregate amount of the Escrow Shares; and (ii) in no event shall the aggregate sum payable by the Principal Sellers under any other provision of Section 7.4(a) or by the Sellers under any other provision of Section 7.3(b) exceed the Stock Consideration at Closing.

(b) No claim for breach of representation or warranty shall be made by any Party if such Party had actual knowledge of the fact or event giving rise to such breach prior to or as of the Closing.

(c) Notwithstanding anything to the contrary contained herein, no party shall be obligated to indemnify and hold harmless any other Party under Section 7.4 for breaches of representations and warranties unless and until all Indemnified Losses in respect of which such party is obligated to provide indemnification exceed Twenty-Five Thousand Dollars (US$25,000) (the “Basket Amount”) following which (subject to the provisions of this Section 7.5) such party shall be obligated to indemnify and hold harmless, the other party for the amount of the Indemnified Losses in excess of the Basket Amount; provided however that the Basket Amount shall not apply to indemnity obligations for Indemnified Losses arising as a result of fraud or breaches of the representations and warranties in Sections 5.7 and 5.8.

(d) Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in Section 7.5(a) or (c) shall apply to matters relating to fraudulent misrepresentations.

(e) The amount of any payments required to be made under this Article 7 shall be reduced by the amount of any tax or insurance benefit actually received by (including by refund or by reduction of or offset against Taxes otherwise payable) the recipient by reason of the payment or incurrence by such recipient of the item for which the indemnity is being sought. Each party shall notify the other in writing of such receipt of any such tax or insurance benefits.

ARTICLE 8

interim covenants

8.1 Interim Operations of the Companies.

(a) The Company and Sellers covenant and agree that, from the date hereof until the Closing Date, the Company and any Subsidiary of the Company shall operate the business in accordance with its ordinary course and past practice. In addition, during the period commencing on the Effective Date and until the Closing Date, the Company and any Subsidiary of the Company shall, and Sellers shall cause such Company to, except to the extent Parent specifically gives its prior written consent to the contrary (provided Sellers acknowledge and agree that Parent’s consent shall not be provided and payments not allowed under the provisions of (iv), (ix) and (xii) if there is an Estimated Working Capital Deficiency Amount and any such payments are not made in the ordinary course consistent with past practice or if such payments in the aggregate exceed any Estimated Working Capital Excess Amount):

(i) use its best efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;

(ii) use its best efforts to keep available to Buyer following the Closing the services of the Company’s officers, employees, independent contractors and agents;

(iii) promptly furnish to Parent a copy of any correspondence received from or delivered to any governmental authority;

(iv) maintain and keep its properties and assets in substantially the same repair and condition as they were on the date of this Agreement (reasonable wear and tear from use in the ordinary course of business excepted);

(v) continue and maintain the approval process in the ordinary course of business with respect to the Products and any products being developed by such Company; and

(vi) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the Effective Date.

(b) Additionally, during the period from the Effective Date to the Closing Date, except with the prior consent of Parent, the Company shall not, and Sellers shall not permit such Company to, directly or indirectly:

(i) amend or otherwise change such Company’s Organizational Documents;

(ii) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of share split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

(iii) redeem, purchase or otherwise acquire directly or indirectly any shares of its authorized share capital or any option, warrant or other right to purchase or acquire any such shares;

(iv) declare or pay any dividend or other distribution;

(v) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(vi) grant, make or subject itself or any of its assets or properties to any Lien (other than Liens for Taxes not yet due);

(vii) create, incur or assume any liability or indebtedness which would remain with such Company after the Closing Date, except in the ordinary course of business consistent with past practice;

(viii) enter into, amend or terminate any Contract;

(ix) commit to make any capital expenditures in excess of US---$10,000, which would be payable by the Company after the Closing Date;

(x) grant any guaranty;

(xi) waive, release, assign, settle or compromise any material claim or litigation;

(xii) except as required by Law or the terms of any applicable Contract, increase the compensation payable or to become payable to directors, officers, employees, consultants or agents or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any of the foregoing Persons or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, share option, restricted share, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of the foregoing Persons;

(xiii) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

(xiv) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

(xv) make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability;

(xvi) change its accounting practices, methods or assumptions or write down any of its assets;

(xvii) enter into any commitment or transaction which would survive the Closing Date, except in the ordinary course of business consistent with past practice;

(xviii) grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party;

(xix) take or omit to take any action which would render any of the Company’s or any of any Sellers’ representations or warranties untrue or misleading, or which would be a breach of any of the Company’s or any Sellers’ covenants hereunder;

(xx) enter into any Contract, transaction or arrangement with any Affiliate of the Company;

(xxi) take any action which could have a Material Adverse Effect; or

(xxii) agree, whether in writing or otherwise, to do any of the foregoing.

8.2 Maintenance of Personnel. During the period from the date of this Agreement to the Closing Date, the Company and any Subsidiary agree to cooperate and provide adequate personnel to permit the conduct of the activity contemplated in Section 8.1(a)(i), but only to the extent the Company and its Subsidiary has adequate funding therefor. No Seller shall have any personal liability or obligation to pay for or provide personnel or otherwise fund any activity of the Company, including any activity listed in Section 8.1(a).

8.3 Consent of Governmental Authorities and Others. Each of Parent and Buyer, on the one hand, and the Company or any Subsidiary and Principal Sellers, on the other, agree to file, submit or request (or cause to be filed, submitted or requested) promptly after the Effective Date and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any governmental or regulatory authorities, and (b) in the case of the Company or any Subsidiary, requests for consents and approvals of Persons, in each case as required to be obtained in connection with the transactions contemplated by this Agreement. Each of Parent and Buyer, on the one hand, and the Company or any Subsidiary and Principal Sellers on the other, shall promptly make available to the other or to a relevant governmental authority, as the case may be, such information as each of them may reasonably request relative to its business, assets and property as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any governmental authority, and shall update by amendment or supplement any such information given in writing. Each of Parent and Buyer, on the one hand and the Company or any Subsidiary and Principal Sellers on the other, represent and warrant to the other that such information, as amended or supplemented, shall be true in all material respects and not misleading.

8.4 Due Diligence Review. The Company and any Subsidiary shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford Parent and Parent’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees, and to all books and records (other than any of the foregoing that constitute information subject to the attorney-client privilege), and shall furnish such persons with all financial, operating and other data and information as may be requested.

8.5 Exclusivity. Except for the transactions contemplated by the Transaction Documents, unless and until this Agreement shall have been terminated, Sellers will not (and Sellers will not cause or permit the Company or any Subsidiary to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any shares or other voting securities, or any substantial portion of the assets, of either Company (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing or enter into any agreement related to any of the foregoing. Sellers will notify Parent immediately if any Person makes any indication of interest, proposal, offer, inquiry, or contract with respect to any of the foregoing.

8.6 Debt. Parent shall, upon Closing, issue to De Gregorio, 110,000 shares of Parent Common Stock in full satisfaction and discharge of the $110,000 loan advanced by De Gregorio to the Company (the “Loan Conversion Shares”), and De Gregorio agrees to accept such shares of Parent Common Stock in full satisfaction and discharge of such loan.

8.7 Escrow Agreement. At the Closing, Sellers, Parent, Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement in form and substance reasonably acceptable to the parties.

8.8 Notice of Developments. During the period from Effective Date to the Closing Date, each Party will give prompt written notice after discovery thereof to the others of any material adverse development that would cause any of such Party’s representations or warranties set forth herein to be untrue. No disclosure by any party pursuant to this Section 8.8, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

ARTICLE 9

Conditions Precedent; Termination

9.1 Conditions Precedent to the Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Sellers and the Company contained in this Agreement, as excepted in the relevant Disclosure Schedules, shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

(b) Covenants Performed. The covenants of the Sellers and the Company contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect, the impact of which the parties have not been able to resolve to the satisfaction of the parties, acting in good faith and in a commercially reasonable manner.

(d) Company’s Certificate. The Company shall have delivered to Buyer a certificate executed by an authorized representative of the Company, on behalf of the Company, dated the Closing Date, certifying in such detail as Buyer may reasonably request, that the conditions specified in this Section have been fulfilled.

(e) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened against the Company before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(f) Consents. Parent, Sellers and the Company or any Subsidiary shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement, each of which shall have been obtained without the imposition of any adverse term or condition.

(g) Organizational Documents. The Sellers shall have delivered to Parent certified Organizational Documents and good standing certificates for the Company or any Subsidiary.

(h) Escrow Agreement. The Sellers and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(i) Delivery of Audited Financial Statements; Closing Trial Balance. The Sellers shall have delivered the Financial Statements and the Closing Trial Balance.

(j) Employment. Giuseppe Santangelo and Buyer shall have agreed upon a written employment agreement to be executed by Skypersonic and Santangelo upon Closing (the “Executive Employment Agreement”) providing for the continued employment of Santangelo by Skypersonic in an executive level position, mutually acceptable compensation and benefits and appropriate management incentives, including: (i) incentive stock or option awards for shares of Parent Common Stock; and (ii) annual bonuses upon meeting mutually acceptable benchmarks related to revenue growth and intellectual property goals, payable in cash (or, upon mutual agreement of Santangelo and Buyer, in Parent Common Stock or a combination thereof), protection from disclosure of confidential information, protection of intellectual property and trade secrets, compliance with law, and non-competition substantially on the terms applicable to Sellers herein, for a minimum term of 12 months.

(k) Satisfactory Due Diligence. The Parent shall have completed and be satisfied in all respects with, the results of their ongoing due diligence investigation of the business, assets, operations, properties, financial condition, contingent liabilities, prospects and material agreements of the Company.

(l) Liquidity Event Agreements. The SAFE Holders shall have executed and delivered the Liquidity Event Agreements (other than WSU in the event that WSU has not completed its review and approvals required to execute instruments of conveyance and a Liquidity Event Agreement).

(m) Disclosure Schedules and Exhibits. Within seven (7) days after the Effective Date, Principal Sellers shall have delivered the Disclosure Schedules to Parent, the Parties shall have agreed on the form and substance of all Exhibits to this Agreement, and Parent shall have given to Principal Sellers a written notice of its receipt and approval of the Disclosures Schedules.

9.2 Conditions Precedent to the Obligations of the Sellers. The obligations of the Company and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of Parent and Buyer contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

(b) Covenants Performed. The covenants of Parent and Buyer contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect, the impact of which the parties have not been able to resolve to the satisfaction of the parties, acting in good faith and in a commercially reasonable manner.

(d) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened against Parent or Buyer before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(e) Parent’s Certificate. Parent shall have delivered to the Sellers a certificate executed by an authorized officer of Parent dated the Closing Date certifying in such detail as Sellers may reasonably request that the conditions specified in this Section have been fulfilled.

(f) Escrow Agreement. Parent, Buyer and Escrow Agent shall have executed and delivered to the Sellers the Escrow Agreement.

(g) Executive Employment Agreement. The execution and deliver by Skypersonic to Santangelo of the Executive Employment Agreement at Closing.

(h) Satisfactory Due Diligence. Sellers shall have completed and be satisfied with their due diligence review of Parent and Buyer.

(i) Consents. Sellers and the Company shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, approval of this Agreement and the transactions hereunder by the Board of Directors of Skypersonic and either (i) the election by WSU to waive the cash option under its SAFE Agreement and agree to accept its proportionate share of the Stock Consideration in full satisfaction of its rights under its SAFE Agreement or (ii) the execution of a written agreement between WSU and Parent pursuant to which Parent or Buyer agrees to pay an amount of cash to WSU to fully pay the amount of the cash option under the SAFE Agreement and WSU’s elects to accept payment of such cash in satisfaction of its rights under the SAFE Agreement.

(j) Loan Conversion Shares. Parent shall have issued the Loan Conversion Shares at Closing.

(k) Listing. Parent’s Common Stock shall either remain traded on the OTCQB or the OTCQX or is approved for listing on the NASDAQ Capital Market.

(l) Trading Restrictions. None of the Stock Consideration shall be subject to any lock-up agreement or other contractual restriction on disposition (other than the Escrow Agreement).

(m) Closing Price. On the trading day immediately prior to the Closing Date, the closing price per share of the Parent Common Stock shall be not less than Two and 50/100 Dollars ($2.50), unless Parent and Buyer agree to increase the Purchase Price by issuing additional shares to Sellers.

(n) 34 Act Reporting. Parent shall be subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and Parent shall have timely filed all reports required thereunder during the period following the Effective Date.

(o) Liquidity Event Agreements. The SAFE Holders shall have executed and delivered the Liquidity Event Agreements.

(p) Disclosure Schedules and Exhibits. Within seven (7) days after the Effective Date, Principal Sellers shall have delivered the Disclosure Schedules to Parent, the Parties shall have agreed on the form and substance of all Exhibits to this Agreement, and Parent shall have given to Principal Sellers a written notice of its receipt and approval of the Disclosures Schedules.

9.3 Termination.

(a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

(i) by mutual consent of the Sellers and Parent or if Closing is prohibited by change in Law;

(ii) by Parent, if there has been a material breach by any Sellers at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days or such other time as may be agreed by the parties in writing after written notice of such breach is given by Parent to the party committing such breach;

(iii) by any Sellers if there has been a material breach by Parent or Buyer at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days after written notice of such breach is given by such Sellers to the party committing such breach;

(iv) by Parent, on the one hand, or any Sellers, on the other hand, upon written notice to all Parties if the conditions specified in Section 9.1(m) or Section 9.2(p) have not been satisfied within the time period specified therein;

(v) by Parent, on the one hand, or any Sellers, on the other hand, upon notice given to all parties if the Closing shall not have taken place within ninety (90) days of the Effective Date; or

(vi) by Parent, on the one hand, or any Sellers, upon notice given to all parties if any court (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Article 9; provided, however, that the right to terminate this Agreement under this Section 9.3 shall not be available to any party whose failure to comply with Section 8.3 has been the cause of such action or inaction.

(b) In the event of the termination of this Agreement as provided in Section 9.3(a), this Agreement shall forthwith become wholly void and of no further force and effect (except as set forth in this Section 9.3, Sections 7.4, 7.5, 10.7, 10.11, 10.12, 10.13, 10.14 and 10.15).

9.4 No Waiver. Notwithstanding anything in this Agreement to the contrary, in the event that Parent consummates the transactions contemplated hereunder and effectuates the Closing, such actions shall in no way and at no time be considered a waiver or release of any breach of any representation, warranty or covenant of any Sellers or any Company, including, without limitation, the right to indemnification pursuant to Article 7.

ARTICLE 10

Miscellaneous

10.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by email or facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next business day after deposited for next business day delivery or the day designated for delivery, (b) in the case of email, the date of transmission if the recipient acknowledges receipt thereof in writing (including by reply email), (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Parent shall also be sent to: Red Cat Skypersonic, Inc. Attn: Jeffrey Thompson, CEO, Jeff@Redcat.red. A copy of any notices delivered to the Sellers, or to the Company prior to the Closing, shall also be sent to John A. Sellers, Esq., Sellers, P.C., 32400 Telegraph Road, Suite 104, Bingham Farms, Michigan 48025, Fax (248) 723-1632, Email: jsellers@sellerspc.com.

10.2 Entire Agreement. This Agreement, together with the Escrow Agreement, its schedules and exhibits contain every obligation and understanding between the parties relating to the subject matter hereof, and merges all prior discussions, negotiations and agreements, if any, between them as to the same subject matter, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

10.3 Assignment. This Agreement may not be assigned by any party without the written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

10.4 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time by written agreement. Any such waiver or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its board of directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

10.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

10.7 Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith. The Costs of counsel and accountants for Skypersonic shall remain obligations of, and shall be paid by, Skypersonic. The Sellers covenant to Parent that in no event shall any Costs of Sellers be paid by Skypersonic.

10.8 Headings and References. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement. References in this Agreement to clauses, subclauses, sections, articles or schedules are references to clauses, subclauses, sections, articles or schedules of this Agreement so numbered.

10.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.10 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.11 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party; provided, however, to the extent that both parties prevail on claims filed against the other, in a consolidated action, then the aggregate amount of fees and expenses of counsel to both parties shall be allocated between Parent and the Sellers so that each party’s aggregate share of such fees and expenses bears the same proportion to the total amount of such fees and expenses as the amount awarded each party on their prevailing claim bears to the total amount awarded in the litigation on all prevailing claims and any party that has paid less than its allocated expenses shall immediately remit to the other party the difference between the amount allocated and the amount previously paid.

10.12 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Nevada, without reference to the choice of law principles thereof.

10.13 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the U.S. District Court for the District of Nevada. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Nevada by virtue of a failure to perform an act required to be performed in the State of Nevada and irrevocably, unconditionally and expressly agree to submit to the jurisdiction of the U.S. District Court for the District of Nevada sitting in Clark County, Nevada for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection or immunities to jurisdiction which they may now or hereafter have (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of Nevada, and further irrevocably waive any claim that any suit, action or proceeding brought in Nevada has been brought in an inconvenient forum. To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the transactions contemplated hereby to the extent permitted by law.

10.14 Publicity. The parties shall agree to the content of any press release or other public announcement concerning this Agreement or the transactions contemplated hereby before issuing the same. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable U.S. law or the rules of the any stock exchange to which the party is subject.

10.15 Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

(Signature Page Follows)

Signature Page to Share Purchase Agreement

NOW, THEREFORE, the parties hereto have each executed and delivered this Agreement on the date specified next to their respective signatures below, with the intention that that Agreement shall be effective on and as of the Effective Date.

PARENT:

RED CAT HOLDINGS, INC., a Nevada corporation

Dated: February ____, 2021

By: _________________________________

Jeffrey Thompson

Its: Chief Executive Officer

Address: ______________________________

 ______________________________

 ______________________________

BUYER:

RED CAT SKYPERSONIC, INC., a Nevada corporation

Dated: February ____, 2021

By: _________________________________

Jeffrey Thompson

Its: Chief Executive Officer

Address: ______________________________

 ______________________________

 ______________________________

[Signatures continue on the next page]

Continuation of Signature Page to Share Purchase Agreement

COMPANY:

SKYPERSONIC, INC., a Michigan corporation

Dated: February ____, 2021

By: __________________________________

Giuseppe Santangelo

Its: Chief Executive Officer

SELLERS:

Dated: February ____, 2021

_____________________________________

Giuseppe Santangelo, individually

Dated: February ____, 2021

_____________________________________

Anna Piccione, individually

Dated: February ____, 2021

_____________________________________

Michele De Gregorio, individually

DISCLOSURE SCHEDULES

See attached.

Exhibit A

(Form of Escrow Agreement)

See attached.